First Financial Bancorp Reports Third Quarter 2010 Financial Results
80th Consecutive Quarter of Profitability

Cincinnati, Ohio – November 2, 2010 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the third quarter 2010 and for the nine month period ended September 30, 2010.

Third quarter 2010 net income and net income available to common shareholders were $15.6 million and earnings per diluted common share were $0.27.  This compares with second quarter 2010 net income and net income available to common shareholders of $17.8 million and earnings per diluted common share of $0.30 and third quarter 2009 net income of $200.4 million, net income available to common shareholders of $199.4 million and earnings per diluted common share of $3.87.

Among other items impacting net income during the third quarter 2010 were prepayment penalties totaling $8.0 million on a pre-tax basis, or $0.09 per fully diluted share after taxes, related to the early redemption of $232 million of Federal Home Loan Bank (“FHLB”) advances.  Included in the third quarter 2009 amounts was a pre-tax bargain purchase gain of $342.5 million recognized in connection with the Company’s FDIC-assisted transactions (see further discussion below).

For the nine month period ended September 30, 2010, net income was $45.0 million, net income available to common shareholders was $43.1 million and earnings per diluted common share were $0.75 as compared to net income of $207.5 million, net income available to common shareholders of $205.0 million and earnings per diluted common share of $4.71 for the nine month period ended September 30, 2009.

▪	Continued strong quarterly performance
–	Return on average assets of 0.96%
–	Return on average shareholders’ equity of 9.03%
–	Return on risk-weighted assets of 1.72%

▪	Earnings continue to add to already robust capital ratios
–	Tangible common equity to tangible assets of 10.38%
–	Annualized quarterly tangible common equity growth of 6.3%
–	Tier 1 capital ratio of 18.64%
–	Total risk-based capital of 19.91%

▪	Net interest margin remains strong at 4.59%
–	Improved cash flow expectations on acquired loans increased yield on portfolio
–	Enhanced by continued runoff of retail and brokered certificates of deposit and prepayment of FHLB advances

▪	Continued stable credit performance
–	Total nonperforming assets of $97.8 million compared to $96.2 million for the linked quarter
–	Net loan charge-offs related to uncovered loans increased to $6.8 million from $5.0 million for the linked quarter, but down 28% compared to September 30, 2009
–	Provision for uncovered loan losses of $6.3 million, representing a year-over-year decline of 76%

▪	Balance sheet risk remains low
–	FDIC loss share coverage on 37% of loan portfolio
–	100% risk-weighted assets represent only 46% of balance sheet
–	Prepayment of FHLB advances results in an even greater core-funded balance sheet; 93% of balance sheet is supported by deposits and common shareholders’ equity

Claude Davis, President and Chief Executive Officer, commented, “We experienced another solid quarter, focusing on the execution of our client-focused, community bank business model.  As in prior quarters, loan demand remains slow and paydowns continue to outpace new originations.  We did, however, put some of our liquidity to use through the repayment of over $230 million of Federal Home Loan Bank advances assumed as part of our acquisitions and continued to experience the planned runoff of time and brokered deposit balances, both of which positively impacted our net interest margin.  Additionally, we experienced an improvement in the performance of certain pools of acquired loans which should further enhance our net interest margin in future periods.

“As part of our strategic plan, we remained focused on expense control in order to ultimately achieve our target efficiency ratio.  While we are always evaluating opportunities to grow our business, we also continue to examine our level of resources to ensure that they are aligned with both current and prospective business needs.

“Our capital position, which consists primarily of common equity and is among the leaders in our industry, remains strong and continues to grow as a result of our earnings power.  This strong capital level provides the opportunity to take advantage of strategic opportunities that meet our internal risk and performance criteria when they arise.  While we are committed to redeploying our capital in a manner that enhances long term shareholder value, we expect our capital ratios to remain well in excess of “well-capitalized” minimum requirements due to uncertainty regarding potential changes to regulatory capital guidelines.

“In addition to our focus on our traditional commercial and retail businesses, we also continued to build our residential mortgage and franchise lending business units.  While we prudently scaled back our efforts in the mortgage sector as part of our strategic reorganization plan beginning in 2005, fundamentals have improved and we have been selectively hiring seasoned originators that are beginning to build a solid pipeline.  Our franchise finance unit, which we acquired as part of the Irwin transaction, remains a profitable, niche business for us and our experienced team continues to leverage its expertise in this area by originating risk appropriate credits, helping to diversify our overall loan portfolio.

“Another strategic initiative we have under way is expansion in our small business banking unit.  We have selected 45 of our banking centers to additionally serve as small business centers where a combination of seasoned business bankers and newly trained associates will launch a major sales effort during the fourth quarter to build out this line of business.  We have already experienced an increase in our SBA lending pipeline and expect this initiative to provide additional growth related to our commitment to small business.”

DETAILS OF RESULTS
When compared to the third quarter 2009 and the nine month period ended September 30, 2009, the results of the comparable periods in 2010 were impacted by a number of acquisition-related items.  During the third quarter 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”).

In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC.  Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly.  To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”.  Additional disclosures have been added in a separate section of the earnings release that segregate the effect acquisition-related items have on certain reported income statement and balance sheet amounts, “Section II – Supplemental Information on Covered Assets and Acquisition-Related Items”.  Definitions of the business categories and other financial items related to the acquisitions can be found below in “Glossary of Terms”.

In an effort to simplify and clarify the financial performance of First Financial, a number of significant items are noted separately throughout this release and will address the nature, timing and expected recurrence of each item.  Available on the Company’s website at www.bankatfirst.com is a presentation providing supplemental information regarding its quarterly results.

Glossary of Terms
To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items.  The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.

Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build.  Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”

Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value.  No growth or replacement is expected.

Accelerated discount on loan prepayments and dispositions – The acceleration of the unrealized valuation discount.  This item will be ongoing but diminishing as covered loan balances decline over time.

UPB – Unpaid principal balance

Carrying value – The unpaid principal balance of a covered loan less any valuation mark discount.

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

ACQUISITIONS
Subsequent Events
The Irwin and Peoples acquisitions were considered business combinations and accounted for under FASB Codification Topic 805: Business Combinations, FASB Codification Topic 820: Fair Value Measurements, FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality and FASB Codification Topic 310-20: Receivables – Nonrefundable Fees and Costs.  All acquired assets and liabilities, including identifiable intangible assets, were recorded at their estimated fair values as of the date of acquisition.

Certain reclassifications of prior periods’ amounts may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Purchase Accounting Adjustments
As a result of additional information arising subsequent to the acquisition dates, during the third quarter 2010 the Company recorded adjustments to the initial purchase entries.  These items represent the final valuation adjustments allowable under the applicable accounting guidance.

The following table highlights adjustments that impacted the originally reported gain on acquisitions and provides a reconciliation of net income available to common shareholders and diluted earnings per common share as originally reported for the three months ended September 30, 2009 to an “as adjusted” basis reflecting certain adjustments recorded in connection with the gain on acquisitions and other items.

Table I	For the Three Months Ended September 30, 2009
			Net
			Income	Diluted
	Pre-Tax	Income	Available to	Earnings
(Dollars in thousands, except per share amounts)	Impact	Taxes	Common	Per Share

Net income, as originally reported	$-	$-	$225,187	$4.38

Gain on acquisitions, as originally reported	383,330

Adjustments:

Valuation - indemnification asset related to Irwin	(23,784)	8,981	(14,803)	(0.29)
Valuation - loans acquired from Irwin	(1,496)	565	(931)	(0.02)
Other asset valuations	(15,556)	5,874	(9,682)	(0.19)
Tax rate adjustment		(2,436)	(2,436)	(0.05)
Total adjustments to gain on acquisitions	(40,836)	12,985	(27,852)	(0.54)

Gain on acquisitions, as adjusted	$342,494

Other adjustments: [1]

Interest income related to loans	1,898	(664)	1,234	0.02
Interest income related to other earning assets	1,311	(459)	852	0.02
Other noninterest income and expense, net	(98)	34	(64)	(0.00)

Net income, as adjusted			$199,357	$3.87

  1 Recorded during fourth quarter 2009

As a result of its valuation assumptions regarding the timing of expected problem asset resolution and FDIC reimbursement for losses related to loans acquired from Irwin, First Financial determined that the FDIC indemnification asset related to these loans required an adjustment decreasing the originally reported balance by $23.8 million. This change in value represents only the timing of expected cash flows, not the amount of expected cash flows.  The FDIC indemnification asset represents the expected payments from the FDIC over the course of the loss sharing agreements, on a discounted basis. The FDIC continues to pay claims in a timely fashion.

The fair value of loans acquired from Irwin was adjusted to reflect the impact of reclassifications of the initial loan category assignments.

The fair value adjustment for other assets is primarily related to the establishment of valuation allowances for certain assets of and investments in Irwin subsidiaries as well as for other community reinvestment related assets.

The following table provides a reconciliation of total shareholders’ equity, goodwill and tangible book value per share as of September 30, 2009 to “as adjusted” based on prior period adjustments as well as the change in net income resulting from the adjustments to the gain on acquisitions discussed above.

Table II	As of September 30, 2009
			Impact on
			Tangible
			Book Value
(Dollars in thousands, except per share amounts)			Per Share

Shareholders' equity, as originally reported		$671,247

Tangible book value per share, as originally reported			$10.48

Goodwill, as originally reported	$46,931

Adjustments:

Branch acquisition	5,540
Valuation - Peoples	(651)
Total adjustments to goodwill	4,889		(0.10)

Goodwill, as adjusted	$51,820

Prior period adjustment to other intangible assets	989		(0.02)

Change in net income due to adjustments to gain on acqusitions		(25,830)	(0.50)

Shareholders' equity, as adjusted		$645,417
Tangible book value per share, as adjusted			$9.86

Reclassification / Financial Statement Presentation Changes
As a result of recent SEC comments regarding the financial statement presentation for losses on covered loans and receivables from the FDIC related to loss sharing agreements, the Company reclassified certain items on the income statement during the second and first quarters 2010 to gross up reported activity that was previously presented on a net basis.  These adjustments did not impact previously reported net income amounts.

The following table highlights the presentation changes affecting the income statement for the three months ended June 30 and March 31, 2010 to conform to these comments.

Table III	For the Three Months Ended

(Dollars in thousands)	June 30, 2010		March 31, 2010

Provision for loan and lease losses - covered, as reported	$254		$-
Provision for loan and lease losses - covered, as adjusted	18,962		9,460
Increase to reflect gross credit losses related to covered loans		18,708		9,460

Total noninterest income - as reported	25,296		19,368
Total noninterest income - as adjusted	40,467		26,935
Increase to reflect FDIC loss sharing income[1]		15,171		7,567

Net effect of gross up of credit losses and FDIC loss sharing income [2]		3,537		1,893

Total noninterest expense - as reported	59,356		62,154
Total noninterest expense - as adjusted	55,819		60,261
Decrease to reclass proportionate share of losses in excess
of valuation discount [2]		(3,537)		(1,893)

Effect on reported net income		$-		$-

1 Includes immaterial amount reclassified to noninterest income
2 Represents the Company's proportionate share of total recognized, unanticipated losses on covered loans; reported previously as other noninterest expense

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income on a fully tax-equivalent basis for the third quarter 2010 was $68.1 million as compared to $68.0 million for the second quarter 2010 and $41.0 million as compared to the year-over-year period.  Despite a lower level of average interest earning assets relative to the linked quarter, net interest income remained essentially the same due to an increase in interest income related to loans and a decrease in interest expense as a result of lower time and brokered deposit balances and the prepayment of FHLB advances.  In addition to higher levels of average interest-earning assets and interest-bearing liabilities resulting from the 2009 acquisitions, the year-over-year increase of $27.1 million was also impacted by the significant increase in the net interest margin (see further discussion below).

For the nine month period ended September 30, 2010, net interest income on a fully tax-equivalent basis was $208.3 million as compared to $103.8 million for the comparable period in 2009.  Similar to the quarterly year-over-year items noted above, the increase was driven by the larger balance sheet items as well as a higher net interest margin (see further discussion below).

NET INTEREST MARGIN
Net interest margin was 4.59% for the third quarter 2010 as compared to 4.53% for the second quarter 2010 and 3.90% for the third quarter 2009.  The net interest margin continued to be negatively impacted by the combination of normal amortization and paydowns in both the legacy and acquired loan portfolios and reduced loan demand in the Company’s strategic markets.  However, during the third quarter, First Financial used a portion of its liquidity to purchase $154 million of FNMA / FHMLC mortgage backed securities and prepay $232 million of FHLB advances, which helped to offset the net effect of muted loan activity.  Net interest margin was also positively impacted by the expected runoff of retail and brokered certificates of deposit and the lower earning asset base during the quarter.

Net interest margin was also positively impacted by certain activity related to the acquired loan portfolio.  The majority of these loans are accounted for under ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans.  The Company recognized an improvement in the cash flow expectations related to certain loan pools, which is reflected as a yield adjustment on a prospective basis.  During the third quarter 2010, this improvement positively impacted net interest margin by 15 basis points.

The following table shows the estimated yield earned by the Company on its legacy and originated loan portfolio, acquired loan portfolio and the FDIC indemnification asset for the three months ended September 30, 2010.

Table IV	For the Three Months Ended
	September 30, 2010
	Average
	Balance	Yield

Legacy and originated loan portfolio [1]	$2,947,928	5.33%

Acquired loan portfolio accounted for under ASC Topic 310-30 [2]	1,505,866	9.75%

FDIC indemnification asset [2]	238,720	3.91%

1 Includes acquired revolving loans not accounted for under ASC Topic 310-30; yield estimated at time of origination
2 Future yield adjustments subject to change based on required, periodic valuation procedures

As part of its on-going valuation procedures, the Company experienced an improvement in the cash flow expectations related to certain loan pools of $36.7 million during the third quarter 2010.  As a result, the average yield earned on covered loans increased from 9.10% during the second quarter 2010 to 9.75% during the third quarter 2010.  On a prospective basis and until its next periodic valuation, the Company expects the yield on covered loans to be 10.08%.

This projected improvement in cash flow expectations on loans is partially offset by a related $20.7 million decline in cash flow expectations on the FDIC indemnification asset.  The net result of improvement and impairment (discussed in more detail in Section II) activity related to covered loans affected the average yield earned on the indemnification asset, decreasing from 6.50% during the second quarter 2010 to 3.91% during the third quarter 2010.  On a prospective basis and until its next periodic valuation, the Company expects the yield on the indemnification asset to be 2.61%.

Net interest margin for the nine month period ended September 30, 2010 was 4.67% as compared to 3.71% for the nine month period ended September 30, 2009.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended September 30, June 30 and March 31, 2010 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table V
	For the Three Months Ended
	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2010	2010

Total noninterest income	$44,895	$40,467	$26,935

Significant components of noninterest income

Items likely to recur:

Accelerated discount on loan prepayments and dispositions [1,2]	9,448	7,408	6,098
FDIC loss sharing income	17,800	15,170	7,568
Other acquired-non-strategic income	44	475	80
Transition-related items	-	-	366

Items expected not to recur:

Gain on sale of insurance business	1,356	-	-
FDIC settlement and other items not expected to recur	(132)	2,930	-

Total excluding items noted above	$16,379	$14,484	$12,823

1 See Section II for additional information
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset

During the quarterly periods presented above, excluding the aforementioned inclusion of reimbursements due from the FDIC resulting from loss share agreements, covered loan activity positively impacted noninterest income due to loan prepayments and dispositions.  This activity is discussed in more detail in Section II.  Included in noninterest income for the third quarter 2010 was a $2.0 million gain resulting from the sale of approximately $23.2 million of loans originated by its franchise finance business.  As discussed in more detail under Loans (Excluding Covered Loans), periodic sales of franchise loans will be  recurring in order to manage risk in the business line. Loans are sold with servicing retained.  Additionally, consistent with the Company’s previous exit of a similar business line, the property and casualty insurance business acquired as part of the Irwin acquisition was sold during the quarter, resulting in the recognition of a $1.4 million gain.

Excluding the items highlighted in Table I, as well as the bargain purchase gain on the acquisitions recognized during the third quarter 2009, estimated noninterest income earned in the third quarter 2010 was $16.4 million as compared to $14.5 million in the second quarter 2010 and $11.8 million in the third quarter 2009.  The remaining increase in the comparable year-over-year quarter was driven primarily by higher service charges on deposit accounts resulting from an increase in transaction-based deposits, increased bankcard income, higher trust and wealth management fees and higher brokerage and insurance income as a result of the 2009 acquisitions.

For the nine month period ended September 30, 2010, noninterest income totaled $112.3 million as compared to $380.6 million for the similar year-over-year period.  Excluding the items mentioned above and those highlighted in Table I, as well as gains on sales of investments and the gain on sale of the property & casualty portion of the insurance business which occurred during the first quarter 2009, noninterest income was $43.7 million for the nine month period ended September 30, 2010 as compared to $33.9 million for the nine months ended September 30, 2009.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended September 30, June 30 and March 31, 2010 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table VI
	For the Three Months Ended
	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2010	2010

Total noninterest expense	$61,310	$55,819	$60,261

Significant components of noninterest expense

Items likely to recur:

Acquired-non-strategic operating expenses [1]	566	1,270	2,201
Transition-related items [1]	846	1,321	6,263
FDIC indemnification support	875	938	605

Items expected not to recur:

Acquisition-related costs [1]	1,505	2,180	2,629
FHLB prepayment penalty	8,029	-	-
Other items not expected to recur	493	2,387	1,019

Total excluding items noted above	$48,996	$47,723	$47,544

1 See Section II for additional information

Similar to the second and first quarters 2010, noninterest expense during the third quarter 2010 continued to be affected by acquisition-related costs as well as other transition-related items and costs related to the Company’s acquired-non-strategic operations.  Additionally, the Company incurred a charge of $8.0 million in connection with the aforementioned prepayment of $232 million of FHLB advances.  After adjusting for these items, estimated noninterest expense increased slightly, totaling $49.0 million for the third quarter 2010.  Compared to the year-over-year quarter, excluding acquisition-related and other non-recurring expenses incurred during the third quarter 2009, estimated noninterest expense increased $13.6 million, primarily driven by higher salaries and employment benefits, occupancy costs, equipment expenses and marketing costs resulting from the 2009 acquisitions.

For the nine month period ended September 30, 2010, noninterest expense totaled $177.4 million compared to $109.0 million for the comparable year-over-year period.  Excluding the items mentioned above and those highlighted in Table II as well as the FDIC special assessment and acquisition related expenses incurred during the second quarter 2009 and severance costs related to the first quarter 2009 sale of the property & casualty portion of the insurance business, noninterest expense was $144.3 million for the nine month period ended September 30, 2010 as compared to $106.6 million for the nine months ended September 30, 2009.

While the technology and operational integration of Irwin and Peoples is complete, it is expected that there will be additional integration- and wind-down-related costs incurred throughout 2010 and into 2011.

INCOME TAXES
For the third quarter 2010, income tax expense was $8.8 million, resulting in an effective tax rate of 36.2%, compared with income tax expense of $9.5 million and an effective tax rate of 34.8% during the second quarter 2010 and $121.8 million and an effective tax rate of 37.8% during the comparable year-over-year period.

For the nine month period ended September 30, 2010, income tax expense was $24.6 million, resulting in an effective tax rate of 35.4%, compared with income tax expense of $125.5 million and an effective tax rate of 37.7% for the nine months ended September 30, 2009.

CREDIT QUALITY – EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of September 30, 2010 and for the trailing four quarters.

Table VII
	As of or for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2010	2010	2010	2009	2009

Total nonaccrual loans	$66,157	$66,671	$66,869	$71,657	$60,506
Restructured loans	$13,365	$12,752	$7,584	$6,125	$3,102
Total nonperforming loans	$79,522	$79,423	$74,453	$77,782	$63,608
Total nonperforming assets	$97,827	$96,241	$92,540	$81,927	$67,909

Nonperforming assets as a % of:
Period-end loans plus OREO	3.51%	3.42%	3.27%	2.83%	2.36%
Total assets	1.59%	1.46%	1.41%	1.23%	0.94%

Nonperforming loans as a % of total loans	2.88%	2.84%	2.65%	2.69%	2.21%

Provision for loan and lease losses - uncovered	$6,287	$6,158	$11,378	$14,812	$26,655

Allowance for uncovered loan & lease losses	$57,249	$57,811	$56,642	$59,311	$55,770

Allowance for loan & lease losses as a % of:
Period-end loans	2.07%	2.07%	2.01%	2.05%	1.94%
Nonaccrual loans	86.5%	86.7%	84.7%	82.8%	92.2%
Nonperforming loans	72.0%	72.8%	76.1%	76.3%	87.7%

Total net charge-offs	$6,849	$4,989	$14,047	$11,271	$9,534
Annualized net-charge-offs as a % of average
loans & leases	0.97%	0.71%	2.00%	1.53%	1.31%

Net Charge-offs
Third quarter 2010 net charge-offs were $6.8 million, or 0.97% of average loans and leases, compared with $5.0 million, or 0.71%, for the linked quarter and $9.5 million, or 1.31%, for the comparable year-over-year quarter.  The increase compared to the linked quarter was driven by higher charge-offs in the construction, commercial real estate and, to a lesser degree, residential portfolios, offset by lower net charge-offs in the commercial portfolio.

For the nine months ended September 30, 2010, net charge-offs were $25.9 million, or 1.23% of average loans and leases.  These amounts were impacted by the alleged fraudulent activity noted during the first quarter 2010 which totaled $8.8 million, representing 42 basis points of average loans and leases for the period.  Excluding the alleged fraudulent activity, net charge-offs were $17.1 million, or 0.81%, as compared to $21.4 million, or 1.03%, for the nine month period ended September 30, 2009.

Nonperforming Assets
Nonperforming loans totaled $79.5 million and nonperforming assets totaled $97.8 million as of September 30, 2010 compared with $79.4 million and $96.2 million, respectively, for the linked quarter and $63.6 million and $67.9 million, respectively, for the comparable year-over-year quarter.  While total nonaccrual loans remained essentially unchanged, the individual components changed as commercial nonaccrual loans increased $4.4 million and home equity nonaccrual loans increased $561,000, offset by a decrease in construction nonaccrual loans of $5.4 million driven by the higher level of net charge-offs related to this loan category.

Total classified assets increased $10.7 million during the third quarter 2010 to $212.6 million.  Classified assets are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.  The increase was driven primarily by one relationship related to a multi-family, mixed use project totaling $9.3 million in the aggregate.  All credits included in classified assets are monitored closely and have workout strategies in place should their status continue to deteriorate.

Other real estate owned increased $1.5 million to $18.3 million during the third quarter 2010.  The net increase pertained to three development projects and one restaurant, none of which comprised a large portion of the overall increase.

While the Company is seeing isolated areas of improvement, overall weakness in both the commercial and consumer sectors continues to exist in its strategic markets and, as a result, recovery will be slow.  Given the continued challenging environment, it will be critical to remain proactive in identifying and managing individual credit situations.

Delinquent Loans
Loans 30-to-89 days past due totaled $45.1 million, or 1.63% of period end loans, as of September 30, 2010.  This compares to $21.8 million, or 0.78%, as of June 30, 2010 and $20.8 million, or 0.72%, as of September 30, 2009.  The increase was driven primarily by the multi-family project discussed above, two residential developments totaling $8.1 million in the aggregate and a commercial real estate credit of $3.4 million.

Provision for Loan & Lease Losses
Third quarter 2010 provision expense related to uncovered loans and leases was $6.3 million as compared to $6.2 million during the linked quarter and $26.7 million during the comparable year-over-year quarter.  As a percentage of net charge-offs, third quarter 2010 provision expense equaled 91.8% compared to 123.4% during the second quarter 2010 and 279.6% during the third quarter 2009.

Allowance for Loan & Lease Losses
As of the end of the third quarter 2010, the allowance for uncovered loan and lease losses was $57.2 million as compared to $57.8 million as of June 30, 2010 and $55.8 million as of September 30, 2009.  As a percentage of period-end loans, the allowance for loan and lease losses remained unchanged at 2.07% as of September 30, 2010 as compared to June 30, 2010 and 1.94% as of September 30, 2009.  The allowance for loan and lease losses as of September 30, 2010 reflects management’s estimate of credit risk inherent in the Company’s portfolio at that time.

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, not including covered loans, as of September 30, 2010, June 30, 2010 and September 30, 2009.

Table VIII
	As of
	September 30, 2010		June 30, 2010		September 30, 2009
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$763,449	27.6%	$749,522	26.8%	$818,608	28.5%

Real estate - construction	178,914	6.5%	197,112	7.1%	245,535	8.5%

Real estate - commercial	1,095,543	39.6%	1,113,836	39.9%	1,037,121	36.1%

Real estate - residential	283,914	10.3%	296,295	10.6%	331,678	11.5%

Installment	73,138	2.6%	75,862	2.7%	86,940	3.0%

Home equity	341,288	12.3%	332,928	11.9%	324,340	11.3%

Credit card	28,825	1.0%	28,567	1.0%	27,713	1.0%

Lease financing	138	0.0%	15	0.0%	19	0.0%

Total	$2,765,209	100.0%	$2,794,137	100.0%	$2,871,954	100.0%

Loans, excluding covered loans, totaled $2.8 billion at the end of the third quarter, a decrease of $28.9 million, or 1.0%, compared to June 30, 2010 and a decrease of $106.7 million, or 3.7%, compared to September 30, 2009.  As compared to the linked quarter, the composition of the loan portfolio remained essentially the same with the slight overall decrease occurring largely in the construction and commercial and residential real estate portfolios offset by modest increases in the commercial and home equity portfolios.  Overall, loan demand continued to remain slow in the Company’s strategic operating markets.

During the third quarter 2010, the Company sold approximately $23.2 million of loans originated by its franchise finance business at a premium, recognizing a gain of $2.0 million.  The loans sold consisted of both loans covered by FDIC loss sharing agreements and credits originated subsequent to the Irwin acquisition.  The sale was conducted to lessen credit and geographic concentration risk within the franchise portfolio.  As a liquid secondary market exists for these types of credits, the Company may consider additional franchise loan sales in the future as a way to mitigate the aforementioned risks.

INVESTMENTS
The following table presents a summary of the total investment portfolio at September 30, 2010.
Table IX
	As of September 30, 2010
	Book	Percent of	Book	Cost	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Basis	Value	(Loss)

U.S. Treasury notes	$14,335	2.0%	2.26	99.68	103.69	$576
Agencies	111,590	15.5%	2.88	100.00	101.42	1,567
CMOs (agency)	190,017	26.4%	1.71	99.75	100.95	2,256
CMOs (private)	48	0.0%	1.03	100.00	100.25	0
MBSs (agency)	289,247	40.1%	4.56	100.93	106.38	14,823

	605,236	84.0%	3.30	100.36	103.63	19,222

Municipal	18,761	2.6%	7.20	99.19	102.22	567
Other [1]	96,528	13.4%	2.95	102.18	102.60	398

	115,290	16.0%	3.64	101.69	102.54	965

Total investment portfolio	$720,526	100.0%	3.36	100.57	103.45	$20,187

		Net Unrealized Gain/(Loss)				$20,187
		Aggregate Gains				20,302
		Aggregate Losses				(115)
		Net Unrealized Gain/(Loss) % of Book Value				2.80%

1 Other includes $87 million of regulatory stock

The increase relative to the linked quarter was due to the purchase of $154 million of FNMA / FHLMC mortgage backed securities during the quarter, net of maturities and amortizations.  While loan demand remains muted, the Company continues to selectively redeploy a portion of its cash position to purchase investments as market conditions permit.  Future purchases will be made utilizing the same discipline and portfolio management philosophy applied in the past, including avoidance of material credit risk and geographic concentration risk within mortgage-backed securities, while also balancing the Company’s overall asset / liability management objectives.

DEPOSITS
The following table presents a roll-forward of deposit activity during the third quarter 2010, including activity related to deposits acquired through the FDIC-assisted transactions.

Table X
	Deposit Activity - Third Quarter 2010
	Balance as of		Acquired-	Balance as of
	June 30,	Strategic	Non-Strategic	September 30,
(Dollars in thousands)	2010	Portfolio	Portfolio	2010

Transaction and savings accounts	$3,204,513	(36,878)	(47,024)	$3,120,611

Time deposits	1,795,934	(37,743)	(16,132)	1,742,059

Brokered deposits	246,889	(984)	(57,312)	188,593

Total deposits	$5,247,336	$(75,605)	$(120,468)	$5,051,263

Overall, strategic transaction and savings accounts declined $36.9 million during the third quarter.  Retail and business transactional accounts continued to experience solid growth during the quarter, increasing $60.4 million.  However, this was offset by a decrease of $97.2 million in public funds transactional deposits.  Similar to the prior quarter, acquired-non-strategic balances continued to decline, the majority of which consisted of time and brokered deposits.  During the third quarter 2010, the Company closed its remaining two western market offices acquired as part of the Irwin transaction, contributing to the decline in acquired-non-strategic transaction and savings accounts.  As of September 30, 2010, brokered deposits had declined to less than 4% of total deposits.

CAPITAL MANAGEMENT
The following table presents First Financial’s preliminary regulatory and other capital ratios as of September 30, 2010, June 30, 2010 and September 30, 2009.  Prior period amounts have been revised to reflect the purchase accounting adjustments discussed in Acquisitions above.

Table XI
	As of
	September 30,	June 30,	September 30,	"Well-Capitalized"
	2010	2010	2009	Minimum

Leverage Ratio	10.50%	9.99%	13.86%	5.00%

Tier 1 Capital Ratio	18.64%	18.15%	15.46%	6.00%

Total Risk-Based Capital Ratio	19.91%	19.42%	16.71%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	10.38%	9.55%	8.16%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	10.38%	9.55%	7.07%	N/A

Capital levels continued to improve during the third quarter 2010.  As of September 30, 2010, tangible book value per common share was $10.90 as compared to $10.73 as of June 30, 2010 and $9.86 as of September 30, 2009.  First Financial’s tangible common equity ratio increased to 10.38% for the third quarter 2010 as compared to 9.55% for the linked quarter and 7.07% for the comparable year-over-year quarter.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

Due to the FDIC-assisted transactions and other acquisitions occurring during 2009, the size of First Financial’s business expanded significantly.  To assist in analyzing the effect of these transactions on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS
The following table illustrates the estimated effect of certain acquisition-related items on the results of operations for the three months ended September 30, June 30, and March 31, 2010.

Table XII
	For the Three Months Ended
	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2010	2010

Income effect:
Accelerated discount on loan prepayments and dispositions: [1,2]	$9,448	$7,408	$6,098
Acquired-non-strategic net interest income	10,586	10,207	10,854
Service charges on deposit accounts related to
acquired-non-strategic operations	168	130	230
Other income related to acquired-non-strategic operations	(124)	346	(150)
Income related to the accelerated discount on loan prepayments
and dispositions and acquired-non-strategic operations	20,078	18,091	17,032

Expense effect:
Acquired-non-strategic operating expenses: [3]
Salaries and employee benefits	13	29	122
Occupancy	91	542	1,415
Other	462	699	664
Total acquired-non-strategic operating expenses	566	1,270	2,201

FDIC indemnification support [3]	875	938	605

Acquisition-related costs: [3]
Integration-related costs	(102)	720	999
Professional services fees	1,174	1,436	1,457
Other	433	24	172
Total acquisition-related costs	1,505	2,180	2,628

Transition-related items: [3]
Salaries and benefits	796	1,843	4,776
Occupancy	50	(522)	910
Other	-	-	577
Total transition-related items	846	1,321	6,263

Net effect of gross up of credit losses and FDIC reimbursement [4]	2,925	3,792	1,892
Total expense effect	6,717	9,501	13,589

Total estimated effect on pre-tax earnings	$13,361	$8,590	$3,443

1 Included in noninterest income
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset
3 Included in noninterest expense
4 Represents the Company's proportionate share of total recognized, unanticipated losses on covered loans

When covered loan balances paydown early, through either a loan sale or prepayments by the borrower, and credit experience is better than originally estimated, the remaining carrying value of the valuation mark associated with the respective loan is recognized as noninterest income, net of a corresponding valuation adjustment on the FDIC indemnification asset.  When losses are incurred on covered loans that exceed expectations, the Company recognizes the gross credit losses in excess of the valuation mark as provision expense.  Reimbursements due from the FDIC under loss share agreements related to these credit losses are recorded as noninterest income.  The impact on earnings of this offsetting activity is shown above as the net effect of the gross up of credit losses and FDIC reimbursement, representing the Company’s proportionate share of the credit losses realized on covered loans.

As previously discussed, the Company sold $23.2 million of loans originated by its franchise finance unit, a portion of which consisted of loans covered under loss share agreements.  With regard to the covered loan portion, the Company recognized $362,000 of revenue related to the accelerated discount.  The remaining $9.1 million of accelerated discount resulted from loan prepayments.

COVERED ASSETS & LOSS SHARE AGREEMENTS
As of September 30, 2010, 37% of the Company’s total loans were covered loans.  As required under the loss-share arrangements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans.  To date, all certifications have been filed in a timely manner and without significant issues.

COVERED LOAN PORTFOLIO
The following table presents estimated activity in the covered loan portfolio by loan type during the third quarter 2010.

Table XIII
	Covered Loan Activity - Third Quarter 2010
		Reduction in Balance Due to:
	June 30,		Prepayments /			September 30,
(Dollars in thousands)	2010	Loan Sales	Renewals	Contractual Activity [1]	Charge-Offs [2]	2010

Commercial	$422,613	$14,248	$13,939	$6,242	$1,591	$386,593
Real estate - construction	61,327	-	596	1,995	-	58,736
Real estate - commercial	957,129	-	44,658	5,412	8,604	898,455
Real estate - residential	244,333	-	9,444	(1,426)	23	236,292
Installment	24,585	-	1,546	902	274	21,863
Other covered loans	7,645	-	-	-	-	7,645

Total covered loans	$1,717,632	$14,248	$70,183	$13,125	$10,492	$1,609,584

1 Includes partial paydowns, accretion of the valuation discount and advances on revolving loans
2 Indemnified at 80% from the FDIC

During the third quarter 2010, the total balance of covered loans decreased $108.0 million, or 6.3%, as compared to the previous quarter.  Of this decrease, $70.2 million, or 4.1%, was attributable to prepayments or renewals, $14.2 million, or 83 bps, pertained to loan sales, $13.1 million, or 76 bps, related to repayments in accordance with contractual obligations and $10.5 million, or 61 bps, resulted from charge-offs.

ALLOWANCE FOR LOAN LOSSES
Under the applicable accounting guidance, the allowance for loan losses related to covered loans as a result of impairment identified in on-going valuation procedures is generally recognized in the current period as provision expense.  Improvement in the credit outlook, however, is not recognized immediately but instead is reflected as an adjustment to the yield earned on the related loan pools on a prospective basis.  The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The Company established an allowance for loan losses associated with covered loans during the second quarter 2010 based on its estimated valuation procedures performed during the period.  This allowance, totaling $1.3 million, was the net effect of $19.0 million recognized as provision expense during the second quarter less $17.7 million of net charge-offs related to these loans.  The related estimated reimbursement due from the FDIC under loss sharing agreements of $15.2 million was recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.  The net amount of this activity reflects the Company’s expected proportionate share of losses related to this impairment.

During the third quarter 2010, the Company updated its estimated valuation procedures related to loans covered under loss share agreements.  As a result of impairment identified in certain loan pools, it recognized a provision expense related to covered loans of $20.7 million and realized net charge-offs of $10.4 million, resulting in an allowance for covered loan losses of $11.6 million as of September 30, 2010.  The related receivable due from the FDIC under loss share agreements related to these loans of $17.8 million was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

Teleconference / Webcast Information
First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Wednesday, November 3, 2010 at 9:00 a.m.  Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-6789 (International) (no passcode required).  The number should be dialed five to ten minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com.  A replay of the conference call will be available beginning one hour after the completion of the live call through November 18, 2010 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 445386.  The webcast will be archived on the Investor Relations section of the Company’s website through November 3, 2011.

Press Release and Additional Information on Website
This press release as well as supplemental information related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statement
Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪
the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;
▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations;
▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;

▪	adverse changes in the securities and debt markets;
▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of September 30, 2010, the Company had $6.2 billion in assets, $4.4 billion in loans, $5.1 billion in deposits and $691 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  The Wealth Resource Group provides financial planning, investment management, trust and estate, brokerage, insurance and retirement plan services and had approximately $2.2 billion in assets under management as of September 30, 2010.  The Company’s strategic operating markets are located in Ohio, Indiana, Kentucky and Michigan where it operates 113 banking centers across 75 communities.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

Selected Financial Information

September 30, 2010

(unaudited)

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,			Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2010	2010	2010	2009	2009	2010	2009

RESULTS OF OPERATIONS
Net income	$15,579	$17,774	$11,598	$13,795	$200,357	$44,951	$207,542
Net income available to common shareholders	$15,579	$17,774	$9,733	$12,795	$199,357	$43,086	$204,964
Net earnings per common share - basic	$0.27	$0.31	$0.18	$0.25	$3.91	$0.76	$4.77
Net earnings per common share - diluted	$0.27	$0.30	$0.17	$0.25	$3.87	$0.75	$4.71
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.10	$0.30	$0.30

KEY FINANCIAL RATIOS
Return on average assets	0.96%	1.08%	0.71%	0.80%	17.64%	0.92%	6.89%
Return on average shareholders' equity	9.03%	10.62%	6.92%	8.36%	166.45%	8.86%	68.81%
Return on average common shareholders' equity	9.03%	10.62%	6.25%	8.81%	198.06%	8.69%	84.29%
Return on average tangible common shareholders' equity	9.87%	11.64%	6.89%	9.82%	233.03%	9.53%	103.33%

Net interest margin	4.59%	4.53%	4.89%	4.65%	3.90%	4.67%	3.71%
Net interest margin (fully tax equivalent) (1)	4.60%	4.54%	4.91%	4.67%	3.93%	4.68%	3.75%

Ending equity as a percent of ending assets	11.23%	10.35%	10.20%	9.76%	8.92%	11.23%	8.92%
Ending common equity as a percent of ending assets	11.23%	10.35%	10.20%	8.57%	7.84%	11.23%	7.84%
Ending tangible common equity as a percent of:
Ending tangible assets	10.38%	9.55%	9.38%	7.75%	7.07%	10.38%	7.07%
Risk-weighted assets	17.61%	17.17%	16.39%	13.10%	12.65%	17.61%	12.65%

Average equity as a percent of average assets	10.68%	10.14%	10.22%	9.57%	10.60%	10.34%	10.02%
Average common equity as a percent of average assets	10.68%	10.14%	9.51%	8.42%	8.86%	10.10%	8.08%
Average tangible common equity as a percent of
average tangible assets	9.86%	9.33%	8.70%	7.62%	7.63%	9.30%	6.69%

Book value per common share	$11.90	$11.74	$11.55	$11.10	$11.03	$11.90	$11.03
Tangible book value per common share	$10.90	$10.73	$10.53	$9.94	$9.86	$10.90	$9.86

Tier 1 Ratio (2)	18.64%	18.15%	17.37%	16.11%	15.46%	18.64%	15.46%
Total Capital Ratio (2)	19.91%	19.42%	18.64%	17.37%	16.71%	19.91%	16.71%
Leverage Ratio (2)	10.50%	9.99%	9.76%	9.24%	13.86%	10.50%	13.86%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,805,764	$2,806,616	$2,849,562	$2,929,850	$2,886,729	$2,820,487	$2,783,251
Covered loans and FDIC indemnification asset	1,886,750	2,041,820	2,168,407	2,254,989	536,319	2,031,294	180,738
Investment securities	691,700	597,991	558,595	608,952	575,697	616,583	687,689
Interest-bearing deposits with other banks	483,097	554,333	394,741	447,999	136,210	477,714	51,177
Total earning assets	$5,867,311	$6,000,760	$5,971,305	$6,241,790	$4,134,955	$5,946,078	$3,702,855
Total assets	$6,408,479	$6,621,021	$6,647,541	$6,840,393	$4,505,740	$6,558,138	$4,025,236
Noninterest-bearing deposits	$721,501	$740,011	$774,393	$840,314	$554,471	$745,108	$462,084
Interest-bearing deposits	4,448,929	4,570,971	4,544,471	4,710,167	3,054,226	4,521,107	2,628,793
Total deposits	$5,170,430	$5,310,982	$5,318,864	$5,550,481	$3,608,697	$5,266,215	$3,090,877
Borrowings	$352,370	$447,945	$458,876	$471,916	$377,406	$419,340	$494,903
Shareholders' equity	$684,112	$671,051	$679,567	$654,631	$477,550	$678,260	$403,248

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	2.07%	2.07%	2.01%	2.05%	1.94%	2.07%	1.94%
Allowance to nonaccrual loans	86.54%	86.71%	84.71%	82.77%	92.17%	86.54%	92.17%
Allowance to nonperforming loans	71.99%	72.79%	76.08%	76.25%	87.68%	71.99%	87.68%
Nonperforming loans to total loans	2.88%	2.84%	2.65%	2.69%	2.21%	2.88%	2.21%
Nonperforming assets to ending loans, plus OREO	3.51%	3.42%	3.27%	2.83%	2.36%	3.51%	2.36%
Nonperforming assets to total assets	1.59%	1.46%	1.41%	1.23%	0.94%	1.59%	0.94%
Net charge-offs to average loans (annualized)	0.97%	0.71%	2.00%	1.53%	1.31%	1.23%	1.03%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) September 30, 2010 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,			Nine months ended,
	Sep. 30,			Sep. 30,
	2010	2009	% Change	2010	2009	% Change
Interest income
Loans, including fees	$75,957	$46,811	62.3%	$230,239	$114,446	101.2%
Investment securities
Taxable	5,386	6,241	(13.7%)	16,226	22,954	(29.3%)
Tax-exempt	240	352	(31.8%)	720	1,172	(38.6%)
Total investment securities interest	5,626	6,593	(14.7%)	16,946	24,126	(29.8%)
Other earning assets	3,101	1,311	136.5%	13,996	1,311	967.6%
Total interest income	84,684	54,715	54.8%	261,181	139,883	86.7%

Interest expense
Deposits	14,457	11,490	25.8%	45,413	30,373	49.5%
Short-term borrowings	25	261	(90.4%)	61	1,295	(95.3%)
Long-term borrowings	2,034	1,977	2.9%	7,147	4,534	57.6%
Subordinated debentures and capital securities	322	323	(0.3%)	956	880	8.6%
Total interest expense	16,838	14,051	19.8%	53,577	37,082	44.5%
Net interest income	67,846	40,664	66.8%	207,604	102,801	101.9%
Provision for loan and lease losses - uncovered	6,287	26,655	(76.4%)	23,823	41,272	(42.3%)
Provision for loan and lease losses - covered	20,725	0	N/M	49,147	0	N/M
Net interest income after provision for loan and lease losses	40,834	14,009	191.5%	134,634	61,529	118.8%

Noninterest income
Service charges on deposit accounts	5,632	5,408	4.1%	17,098	13,776	24.1%
Trust and wealth management fees	3,366	3,339	0.8%	10,579	9,881	7.1%
Bankcard income	2,193	1,379	59.0%	6,263	4,092	53.1%
Net gains from sales of loans	2,749	63	4263.5%	3,391	855	296.6%
Gains on sales of investment securities	0	0	N/M	0	3,349	(100.0%)
Gain on acquisition	0	342,494	(100.0%)	0	342,494	(100.0%)
FDIC loss sharing income	17,800	0	N/M	40,538	0	N/M
Accelerated discount on covered loans	9,448	0	N/M	22,954	0	N/M
Income (loss) on preferred securities	0	154	(100.0%)	(30)	277	(110.8%)
Other	3,707	1,599	131.8%	11,504	5,842	96.9%
Total noninterest income	44,895	354,436	(87.3%)	112,297	380,566	(70.5%)

Noninterest expenses
Salaries and employee benefits	28,790	22,051	30.6%	88,544	55,927	58.3%
Net occupancy	4,663	3,442	35.5%	18,125	8,912	103.4%
Furniture and equipment	2,490	1,874	32.9%	7,277	5,527	31.7%
Data processing	1,191	973	22.4%	3,559	2,585	37.7%
Marketing	1,230	871	41.2%	3,904	2,211	76.6%
Communication	986	737	33.8%	3,016	2,077	45.2%
Professional services	2,117	1,220	73.5%	6,306	3,427	84.0%
Debt extinguishment	8,029	0	N/M	8,029	0	N/M
State intangible tax	724	628	15.3%	3,481	1,944	79.1%
FDIC assessments	2,123	1,612	31.7%	6,040	5,318	13.6%
Other	8,967	12,893	(30.5%)	29,109	21,103	37.9%
Total noninterest expenses	61,310	46,301	32.4%	177,390	109,031	62.7%
Income before income taxes	24,419	322,144	(92.4%)	69,541	333,064	(79.1%)
Income tax expense	8,840	121,787	(92.7%)	24,590	125,522	(80.4%)
Net income	15,579	200,357	(92.2%)	44,951	207,542	(78.3%)
Dividends on preferred stock	0	1,000	(100.0%)	1,865	2,578	(27.7%)
Income available to common shareholders	$15,579	$199,357	(92.2%)	$43,086	$204,964	(79.0%)

ADDITIONAL DATA
Net earnings per common share - basic	$0.27	$3.91		$0.76	$4.77
Net earnings per common share - diluted	$0.27	$3.87		$0.75	$4.71
Dividends declared per common share	$0.10	$0.10		$0.30	$0.30

Return on average assets	0.96%	17.64%		0.92%	6.89%
Return on average shareholders' equity	9.03%	166.45%		8.86%	68.81%

Interest income	$84,684	$54,715	54.8%	$261,181	$139,883	86.7%
Tax equivalent adjustment	222	300	(26.0%)	646	970	(33.4%)
Interest income - tax equivalent	84,906	55,015	54.3%	261,827	140,853	85.9%
Interest expense	16,838	14,051	19.8%	53,577	37,082	44.5%
Net interest income - tax equivalent	$68,068	$40,964	66.2%	$208,250	$103,771	100.7%

Net interest margin	4.59%	3.90%		4.67%	3.71%
Net interest margin (fully tax equivalent) (1)	4.60%	3.93%		4.68%	3.75%

Full-time equivalent employees (2)	1,535	1,150

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2010
	Third	Second	First		% Change
	Quarter	Quarter	Quarter	YTD	Linked Qtr.
Interest income
Loans, including fees	$75,957	$74,944	$79,338	$230,239	1.4%
Investment securities
Taxable	5,386	5,444	5,396	16,226	(1.1%)
Tax-exempt	240	245	235	720	(2.0%)
Total investment securities interest	5,626	5,689	5,631	16,946	(1.1%)
Other earning assets	3,101	5,305	5,590	13,996	(41.5%)
Total interest income	84,684	85,938	90,559	261,181	(1.5%)

Interest expense
Deposits	14,457	15,308	15,648	45,413	(5.6%)
Short-term borrowings	25	17	19	61	47.1%
Long-term borrowings	2,034	2,556	2,557	7,147	(20.4%)
Subordinated debentures and capital securities	322	319	315	956	0.9%
Total interest expense	16,838	18,200	18,539	53,577	(7.5%)
Net interest income	67,846	67,738	72,020	207,604	0.2%
Provision for loan and lease losses - uncovered	6,287	6,158	11,378	23,823	2.1%
Provision for loan and lease losses - covered	20,725	18,962	9,460	49,147	9.3%
Net interest income after provision for loan and lease losses	40,834	42,618	51,182	134,634	(4.2%)

Noninterest income
Service charges on deposit accounts	5,632	5,855	5,611	17,098	(3.8%)
Trust and wealth management fees	3,366	3,668	3,545	10,579	(8.2%)
Bankcard income	2,193	2,102	1,968	6,263	4.3%
Net gains from sales of loans	2,749	473	169	3,391	481.2%
Gains on sales of investment securities	0	0	0	0	N/M
FDIC loss sharing income	17,800	15,170	7,568	40,538	17.3%
Accelerated discount on covered loans	9,448	7,408	6,098	22,954	27.5%
(Loss) income on preferred securities	0	0	(30)	(30)	N/M
Other	3,707	5,791	2,006	11,504	(36.0%)
Total noninterest income	44,895	40,467	26,935	112,297	10.9%

Noninterest expenses
Salaries and employee benefits	28,790	29,513	30,241	88,544	(2.4%)
Net occupancy	4,663	5,340	8,122	18,125	(12.7%)
Furniture and equipment	2,490	2,514	2,273	7,277	(1.0%)
Data processing	1,191	1,136	1,232	3,559	4.8%
Marketing	1,230	1,600	1,074	3,904	(23.1%)
Communication	986	822	1,208	3,016	20.0%
Professional services	2,117	2,446	1,743	6,306	(13.5%)
Debt extinguishment	8,029	0	0	8,029	N/M
State intangible tax	724	1,426	1,331	3,481	(49.2%)
FDIC assessments	2,123	1,907	2,010	6,040	11.3%
Other	8,967	9,115	11,027	29,109	(1.6%)
Total noninterest expenses	61,310	55,819	60,261	177,390	9.8%
Income before income taxes	24,419	27,266	17,856	69,541	(10.4%)
Income tax expense	8,840	9,492	6,258	24,590	(6.9%)
Net income	15,579	17,774	11,598	44,951	(12.3%)
Dividends on preferred stock	0	0	1,865	1,865	N/M
Income available to common shareholders	$15,579	$17,774	$9,733	$43,086	(12.3%)

ADDITIONAL DATA
Net earnings per common share - basic	$0.27	$0.31	$0.18	$0.76
Net earnings per common share - diluted	$0.27	$0.30	$0.17	$0.75
Dividends declared per common share	$0.10	$0.10	$0.10	$0.30

Return on average assets	0.96%	1.08%	0.71%	0.92%
Return on average shareholders' equity	9.03%	10.62%	6.92%	8.86%

Interest income	$84,684	$85,938	$90,559	$261,181	(1.5%)
Tax equivalent adjustment	222	212	212	646	4.7%
Interest income - tax equivalent	84,906	86,150	90,771	261,827	(1.4%)
Interest expense	16,838	18,200	18,539	53,577	(7.5%)
Net interest income - tax equivalent	$68,068	$67,950	$72,232	$208,250	0.2%

Net interest margin	4.59%	4.53%	4.89%	4.67%
Net interest margin (fully tax equivalent) (1)	4.60%	4.54%	4.91%	4.68%

Full-time equivalent employees (2)	1,535	1,511	1,466

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2009
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$81,471	$46,811	$33,978	$33,657	$195,917
Investment securities
Taxable	6,422	6,241	8,023	8,690	29,376
Tax-exempt	320	352	386	434	1,492
Total investment securities interest	6,742	6,593	8,409	9,124	30,868
Other earning assets	5,132	1,311	0	0	6,443
Total interest income	93,345	54,715	42,387	42,781	233,228

Interest expense
Deposits	17,207	11,490	9,080	9,803	47,580
Short-term borrowings	23	261	527	507	1,318
Long-term borrowings	2,611	1,977	1,251	1,306	7,145
Subordinated debentures and capital securities	322	323	320	237	1,202
Total interest expense	20,163	14,051	11,178	11,853	57,245
Net interest income	73,182	40,664	31,209	30,928	175,983
Provision for loan and lease losses	14,812	26,655	10,358	4,259	56,084
Net interest income after provision for loan and lease losses	58,370	14,009	20,851	26,669	119,899

Noninterest income
Service charges on deposit accounts	5,886	5,408	4,289	4,079	19,662
Trust and wealth management fees	3,584	3,339	3,253	3,289	13,465
Bankcard income	1,869	1,379	1,422	1,291	5,961
Net gains from sales of loans	341	63	408	384	1,196
Gains on sales of investment securities	0	0	3,349	0	3,349
Gain on acquisition	0	342,494	0	0	342,494
Accelerated discount on covered loans	8,215	386	0	0	8,601
(Loss) income on preferred securities	(138)	154	112	11	139
Other	4,392	1,213	1,264	2,979	9,848
Total noninterest income	24,149	354,436	14,097	12,033	404,715

Noninterest expenses
Salaries and employee benefits	30,141	22,051	16,223	17,653	86,068
Net occupancy	7,290	3,442	2,653	2,817	16,202
Furniture and equipment	2,527	1,874	1,851	1,802	8,054
Data processing	890	973	794	818	3,475
Marketing	1,283	871	700	640	3,494
Communication	1,169	737	669	671	3,246
Professional services	2,605	1,220	1,254	953	6,032
State intangible tax	564	628	648	668	2,508
FDIC assessments	1,529	1,612	3,424	282	6,847
Other	13,609	12,893	4,580	3,630	34,712
Total noninterest expenses	61,607	46,301	32,796	29,934	170,638
Income before income taxes	20,912	322,144	2,152	8,768	353,976
Income tax expense	7,117	121,787	702	3,033	132,639
Net income	13,795	200,357	1,450	5,735	221,337
Dividends on preferred stock	1,000	1,000	1,000	578	3,578
Net income available to common shareholders	$12,795	$199,357	$450	$5,157	$217,759

ADDITIONAL DATA
Net earnings per common share - basic	$0.25	$3.91	$0.01	$0.14	$4.84
Net earnings per common share - diluted	$0.25	$3.87	$0.01	$0.14	$4.78
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	0.80%	17.64%	0.15%	0.62%	4.67%
Return on average shareholders' equity	8.36%	166.45%	1.53%	6.63%	47.44%

Interest income	$93,345	$54,715	$42,387	$42,781	$233,228
Tax equivalent adjustment	295	300	307	363	1,265
Interest income - tax equivalent	93,640	55,015	42,694	43,144	234,493
Interest expense	20,163	14,051	11,178	11,853	57,245
Net interest income - tax equivalent	$73,477	$40,964	$31,516	$31,291	$177,248

Net interest margin	4.65%	3.90%	3.59%	3.61%	4.05%
Net interest margin (fully tax equivalent) (1)	4.67%	3.93%	3.63%	3.65%	4.08%

Full-time equivalent employees	1,390	1,150	1,048	1,063

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	% Change	% Change
	2010	2010	2010	2009	2009	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$144,101	$166,604	$308,330	$344,150	$243,924	(13.5%)	(40.9%)
Interest-bearing deposits with other banks	280,457	675,891	416,619	262,017	728,853	(58.5%)	(61.5%)
Investment securities trading	0	0	0	200	338	N/M	(100.0%)
Investment securities available-for-sale	616,175	503,404	430,519	471,002	523,355	22.4%	17.7%
Investment securities held-to-maturity	17,842	17,601	17,903	18,115	17,928	1.4%	(0.5%)
Other investments	86,509	86,509	87,029	89,830	87,693	0.0%	(1.4%)
Loans held for sale	19,075	11,946	3,243	6,413	2,729	59.7%	599.0%
Loans
Commercial	763,449	749,522	763,084	800,261	818,608	1.9%	(6.7%)
Real estate - construction	178,914	197,112	216,289	253,223	245,535	(9.2%)	(27.1%)
Real estate - commercial	1,095,543	1,113,836	1,091,830	1,079,628	1,037,121	(1.6%)	5.6%
Real estate - residential	283,914	296,295	306,769	321,047	331,678	(4.2%)	(14.4%)
Installment	73,138	75,862	78,682	82,989	86,940	(3.6%)	(15.9%)
Home equity	341,288	332,928	330,973	328,940	324,340	2.5%	5.2%
Credit card	28,825	28,567	27,960	29,027	27,713	0.9%	4.0%
Lease financing	138	15	15	14	19	820.0%	626.3%
Total loans, excluding covered loans	2,765,209	2,794,137	2,815,602	2,895,129	2,871,954	(1.0%)	(3.7%)
Less
Allowance for loan and lease losses	57,249	57,811	56,642	59,311	55,770	(1.0%)	2.7%
Net loans - uncovered	2,707,960	2,736,326	2,758,960	2,835,818	2,816,184	(1.0%)	(3.8%)
Covered loans	1,609,584	1,717,632	1,833,349	1,934,740	2,046,882	(6.3%)	(21.4%)
Less
Allowance for loan and lease losses	11,583	1,273	0	0	0	809.9%	N/M
Net loans - covered	1,598,001	1,716,359	1,833,349	1,934,740	2,046,882	(6.9%)	(21.9%)
Net loans	4,305,961	4,452,685	4,592,309	4,770,558	4,863,066	(3.3%)	(11.5%)
Premises and equipment	116,959	114,630	115,836	107,351	106,401	2.0%	9.9%
Goodwill	51,820	51,820	51,820	51,820	51,820	0.0%	0.0%
Other intangibles	6,049	6,614	7,058	7,461	8,094	(8.5%)	(25.3%)
FDIC indemnification asset	237,709	251,633	273,328	287,407	287,756	(5.5%)	(17.4%)
Accrued interest and other assets	271,843	244,298	244,902	241,269	312,219	11.3%	(12.9%)
Total Assets	$6,154,500	$6,583,635	$6,548,896	$6,657,593	$7,234,176	(6.5%)	(14.9%)

LIABILITIES
Deposits
Interest-bearing	$999,922	$1,135,970	$1,042,790	$1,060,383	$1,105,450	(12.0%)	(9.5%)
Savings	1,407,332	1,350,161	1,303,737	1,231,081	1,135,308	4.2%	24.0%
Time	1,930,652	2,042,824	2,135,683	2,229,500	2,739,874	(5.5%)	(29.5%)
Total interest-bearing deposits	4,337,906	4,528,955	4,482,210	4,520,964	4,980,632	(4.2%)	(12.9%)
Noninterest-bearing	713,357	718,381	741,476	829,676	855,352	(0.7%)	(16.6%)
Total deposits	5,051,263	5,247,336	5,223,686	5,350,640	5,835,984	(3.7%)	(13.4%)
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	58,747	38,299	38,443	37,430	35,763	53.4%	64.3%
Federal Home Loan Bank	0	0	0	0	65,000	N/M	(100.0%)
Total short-term borrowings	58,747	38,299	38,443	37,430	100,763	53.4%	(41.7%)
Long-term debt	129,224	384,775	394,404	404,716	410,356	(66.4%)	(68.5%)
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	203,715	211,049	203,984	194,229	221,036	(3.5%)	(7.8%)
Total Liabilities	5,463,569	5,902,079	5,881,137	6,007,635	6,588,759	(7.4%)	(17.1%)

SHAREHOLDERS' EQUITY
Preferred stock	0	0	0	79,195	78,271	N/M	(100.0%)
Common stock	579,309	578,362	581,747	490,532	490,854	0.2%	18.0%
Retained earnings	301,777	292,004	280,030	276,119	268,401	3.3%	12.4%
Accumulated other comprehensive loss	(9,106)	(7,831)	(9,091)	(10,487)	(6,659)	16.3%	36.7%
Treasury stock, at cost	(181,049)	(180,979)	(184,927)	(185,401)	(185,450)	0.0%	(2.4%)
Total Shareholders' Equity	690,931	681,556	667,759	649,958	645,417	1.4%	7.1%
Total Liabilities and Shareholders' Equity	$6,154,500	$6,583,635	$6,548,896	$6,657,593	$7,234,176	(6.5%)	(14.9%)

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2010	2010	2010	2009	2009	2010	2009
ASSETS
Cash and due from banks	$185,322	$273,162	$336,333	$274,601	$107,216	$264,386	$86,098
Interest-bearing deposits with other banks	483,097	554,333	394,741	447,999	136,210	477,714	51,177
Investment securities	691,700	597,991	558,595	608,952	575,697	616,583	687,689
Loans held for sale	14,909	7,615	2,292	2,936	2,629	8,318	4,543
Loans
Commercial	735,228	746,636	785,579	839,456	855,996	755,630	841,638
Real estate - construction	187,401	202,513	231,853	256,915	261,601	207,093	254,015
Real estate - commercial	1,135,547	1,110,562	1,079,577	1,048,650	1,002,073	1,108,767	910,680
Real estate - residential	295,917	301,880	309,104	333,858	333,981	302,252	351,747
Installment	71,739	77,299	79,437	87,825	87,506	76,130	90,721
Home equity	336,288	332,044	333,275	332,169	315,629	333,880	303,032
Credit card	28,664	28,052	28,430	28,025	27,292	28,383	26,839
Lease financing	71	15	15	16	22	34	36
Total loans, excluding covered loans	2,790,855	2,799,001	2,847,270	2,926,914	2,884,100	2,812,169	2,778,708
Less
Allowance for loan and lease losses	60,871	60,430	59,891	54,164	42,034	60,401	38,640
Net loans - uncovered	2,729,984	2,738,571	2,787,379	2,872,750	2,842,066	2,751,768	2,740,068
Covered loans	1,648,030	1,781,741	1,887,608	1,973,327	464,989	1,771,582	156,700
Less
Allowance for loan and lease losses	882	14	0	0	0	302	0
Net loans - covered	1,647,148	1,781,727	1,887,608	1,973,327	464,989	1,771,280	156,700
Net loans	4,377,132	4,520,298	4,674,987	4,846,077	3,307,055	4,523,048	2,896,768
Premises and equipment	115,518	115,587	108,608	106,999	91,252	113,263	87,229
Goodwill	51,820	51,820	51,820	51,820	42,196	51,820	32,957
Other intangibles	6,384	6,848	7,431	7,885	2,553	6,884	1,347
FDIC indemnification asset	238,720	260,079	280,799	281,662	71,330	259,712	24,038
Accrued interest and other assets	243,877	233,288	231,935	211,462	169,602	236,410	153,390
Total Assets	$6,408,479	$6,621,021	$6,647,541	$6,840,393	$4,505,740	$6,558,138	$4,025,236

LIABILITIES
Deposits
Interest-bearing	$1,029,350	$1,139,001	$1,050,697	$1,093,735	$735,258	$1,072,938	$673,517
Savings	1,412,441	1,341,194	1,318,374	1,233,715	838,381	1,357,681	701,228
Time	2,007,138	2,090,776	2,175,400	2,382,717	1,480,587	2,090,488	1,254,048
Total interest-bearing deposits	4,448,929	4,570,971	4,544,471	4,710,167	3,054,226	4,521,107	2,628,793
Noninterest-bearing	721,501	740,011	774,393	840,314	554,471	745,108	462,084
Total deposits	5,170,430	5,310,982	5,318,864	5,550,481	3,608,697	5,266,215	3,090,877
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	50,580	37,353	38,413	41,456	55,197	42,160	119,548
Federal Home Loan Bank	0	0	0	1,096	72,855	0	152,900
Other	0	0	0	0	22,826	0	39,458
Total short-term borrowings	50,580	37,353	38,413	42,552	150,878	42,160	311,906
Long-term debt	281,170	389,972	399,843	408,744	205,908	356,560	162,377
Other long-term debt	20,620	20,620	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	352,370	447,945	458,876	471,916	377,406	419,340	494,903
Accrued interest and other liabilities	201,567	191,043	190,234	163,365	42,087	194,323	36,208
Total Liabilities	5,724,367	5,949,970	5,967,974	6,185,762	4,028,190	5,879,878	3,621,988

SHAREHOLDERS' EQUITY
Preferred stock	0	0	47,521	78,573	78,221	15,666	78,129
Common stock	578,810	580,299	549,428	490,889	490,596	569,620	434,746
Retained earnings	294,346	282,634	277,775	276,950	103,440	284,979	86,447
Accumulated other comprehensive loss	(8,021)	(8,320)	(9,873)	(6,372)	(9,290)	(8,731)	(9,296)
Treasury stock, at cost	(181,023)	(183,562)	(185,284)	(185,409)	(185,417)	(183,274)	(186,778)
Total Shareholders' Equity	684,112	671,051	679,567	654,631	477,550	678,260	403,248
Total Liabilities and Shareholders' Equity	$6,408,479	$6,621,021	$6,647,541	$6,840,393	$4,505,740	$6,558,138	$4,025,236

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Sep. 30, 2010		Jun. 30, 2010		Sep. 30, 2009		Sep. 30, 2010		Sep. 30, 2009
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$691,700	3.23%	$597,991	3.82%	$575,697	4.54%	$616,583	3.67%	$687,689	4.69%
Interest-bearing deposits with other banks	483,097	0.33%	554,333	0.33%	136,210	0.25%	477,714	0.33%	51,177	0.25%
Gross loans, including covered loans and indemnification asset (2)	4,692,514	6.65%	4,848,436	6.60%	3,423,048	5.58%	4,851,781	6.70%	2,963,989	5.22%
Total earning assets	5,867,311	5.73%	6,000,760	5.74%	4,134,955	5.25%	5,946,078	5.87%	3,702,855	5.05%

Nonearning assets
Allowance for loan and lease losses	(61,753)		(60,444)		(42,034)		(60,703)		(38,640)
Cash and due from banks	185,322		273,162		107,216		264,386		86,098
Accrued interest and other assets	417,599		407,543		305,603		408,377		274,923
Total assets	$6,408,479		$6,621,021		$4,505,740		$6,558,138		$4,025,236

Interest-bearing liabilities
Total interest-bearing deposits	$4,448,929	1.29%	$4,570,971	1.34%	$3,054,226	1.49%	$4,521,107	1.34%	$2,628,793	1.54%
Borrowed funds
Short-term borrowings	50,580	0.20%	37,353	0.18%	150,878	0.69%	42,160	0.19%	311,906	0.56%
Long-term debt	281,170	2.87%	389,972	2.63%	205,908	3.81%	356,560	2.68%	162,377	3.73%
Other long-term debt	20,620	6.20%	20,620	6.21%	20,620	6.21%	20,620	6.20%	20,620	5.71%
Total borrowed funds	352,370	2.68%	447,945	2.59%	377,406	2.69%	419,340	2.60%	494,903	1.81%
Total interest-bearing liabilities	4,801,299	1.39%	5,018,916	1.45%	3,431,632	1.62%	4,940,447	1.45%	3,123,696	1.59%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	721,501		740,011		554,471		745,108		462,084
Other liabilities	201,567		191,043		42,087		194,323		36,208
Shareholders' equity	684,112		671,051		477,550		678,260		403,248
Total liabilities & shareholders' equity	$6,408,479		$6,621,021		$4,505,740		$6,558,138		$4,025,236

Net interest income (1)	$67,846		$67,738		$40,664		$207,604		$102,801
Net interest spread (1)		4.34%		4.29%		3.63%		4.42%		3.46%
Net interest margin (1)		4.59%		4.53%		3.90%		4.67%		3.71%

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(878)	$815	$(63)	$(1,911)	$944	$(967)	$(5,226)	$(1,954)	$(7,180)
Interest-bearing deposits with other banks	(10)	(53)	(63)	112	284	396	128	1,068	1,196
Gross loans, including covered loans and indemnification asset (2)	602	(1,730)	(1,128)	9,260	21,280	30,540	32,717	94,565	127,282
Total earning assets	(286)	(968)	(1,254)	7,461	22,508	29,969	27,619	93,679	121,298
Interest-bearing liabilities
Total interest-bearing deposits	$(616)	$(235)	$(851)	$(1,565)	$4,532	$2,967	$(3,968)	$19,008	$15,040
Borrowed funds
Short-term borrowings	1	7	8	(186)	(50)	(236)	(844)	(390)	(1,234)
Long-term debt	234	(756)	(522)	(487)	544	57	(1,279)	3,892	2,613
Other long-term debt	(1)	4	3	(1)	0	(1)	76	0	76
Total borrowed funds	234	(745)	(511)	(674)	494	(180)	(2,047)	3,502	1,455
Total interest-bearing liabilities	(382)	(980)	(1,362)	(2,239)	5,026	2,787	(6,015)	22,510	16,495

Net interest income (1)	$96	$12	$108	$9,700	$17,482	$27,182	$33,634	$71,169	$104,803

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

						Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2010	2010	2009	2009	2010	2009

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$57,811	$56,642	$59,311	$55,770	$38,649	59,311	35,873
Provision for uncovered loan and lease losses	6,287	6,158	11,378	14,812	26,655	23,823	41,272
Gross charge-offs
Commercial	762	1,156	6,275	1,143	2,924	8,193	10,152
Real estate - construction	3,607	2,386	2,126	6,788	4,552	8,119	5,892
Real estate - commercial	2,013	359	3,932	1,854	927	6,304	2,660
Real estate - residential	717	246	534	262	471	1,497	1,053
Installment	205	304	414	449	315	923	1,019
Home equity	389	580	684	1,105	382	1,653	932
All other	431	426	520	454	492	1,377	1,186
Total gross charge-offs	8,124	5,457	14,485	12,055	10,063	28,066	22,894
Recoveries
Commercial	334	120	109	148	91	563	484
Real estate - construction	0	24	0	0	0	24	0
Real estate - commercial	728	99	12	360	167	839	197
Real estate - residential	11	4	3	3	2	18	24
Installment	116	127	160	195	205	403	662
Home equity	21	10	87	6	9	118	10
All other	65	84	67	72	55	216	142
Total recoveries	1,275	468	438	784	529	2,181	1,519
Total net charge-offs	6,849	4,989	14,047	11,271	9,534	25,885	21,375
Ending allowance for uncovered loan and lease losses	$57,249	$57,811	$56,642	$59,311	$55,770	$57,249	$55,770

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.23%	0.56%	3.18%	0.47%	1.31%	1.35%	1.54%
Real estate - construction	7.64%	4.68%	3.72%	10.48%	6.90%	5.23%	3.10%
Real estate - commercial	0.45%	0.09%	1.47%	0.57%	0.30%	0.66%	0.36%
Real estate - residential	0.95%	0.32%	0.70%	0.31%	0.56%	0.65%	0.39%
Installment	0.49%	0.92%	1.30%	1.15%	0.50%	0.91%	0.53%
Home equity	0.43%	0.69%	0.73%	1.31%	0.47%	0.61%	0.41%
All other	5.05%	4.89%	6.46%	5.40%	6.35%	5.46%	5.19%
Total net charge-offs	0.97%	0.71%	2.00%	1.53%	1.31%	1.23%	1.03%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$17,320	$12,874	$21,572	$13,756	$13,244	$17,320	$13,244
Real estate - construction	13,454	18,890	17,710	35,604	26,575	13,454	26,575
Real estate - commercial	27,945	28,272	21,196	15,320	12,407	27,945	12,407
Real estate - residential	4,801	4,571	4,116	3,993	5,253	4,801	5,253
Installment	279	267	365	660	493	279	493
Home equity	2,358	1,797	1,910	2,324	2,534	2,358	2,534
Total nonaccrual loans	66,157	66,671	66,869	71,657	60,506	66,157	60,506
Restructured loans	13,365	12,752	7,584	6,125	3,102	13,365	3,102
Total nonperforming loans	79,522	79,423	74,453	77,782	63,608	79,522	63,608
Other real estate owned (OREO)	18,305	16,818	18,087	4,145	4,301	18,305	4,301
Total nonperforming assets	97,827	96,241	92,540	81,927	67,909	97,827	67,909
Accruing loans past due 90 days or more	233	276	286	417	308	233	308
Total underperforming assets	$98,060	$96,517	$92,826	$82,344	$68,217	$98,060	$68,217
Total classified assets	$212,552	$201,859	$171,112	$163,451	$137,288	$212,552	$137,288

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	86.54%	86.71%	84.71%	82.77%	92.17%	86.54%	92.17%
Nonperforming loans	71.99%	72.79%	76.08%	76.25%	87.68%	71.99%	87.68%
Total ending loans	2.07%	2.07%	2.01%	2.05%	1.94%	2.07%	1.94%
Nonperforming loans to total loans	2.88%	2.84%	2.65%	2.69%	2.21%	2.88%	2.21%
Nonperforming assets to
Ending loans, plus OREO	3.51%	3.42%	3.27%	2.83%	2.36%	3.51%	2.36%
Total assets	1.59%	1.46%	1.41%	1.23%	0.94%	1.59%	0.94%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands, except per share)
(Unaudited)

						Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2010	2010	2009	2009	2010	2009
PER COMMON SHARE
Market Price
High	$17.10	$21.32	$19.00	$15.48	$12.07	$21.32	$12.10
Low	$14.19	$14.95	$13.89	$11.83	$7.52	$13.89	$5.58
Close	$16.68	$14.95	$17.78	$14.56	$12.05	$16.68	$12.05

Average common shares outstanding - basic	57,570,709	57,539,901	55,161,551	51,030,661	51,027,887	56,765,933	43,005,983
Average common shares outstanding - diluted	58,531,505	58,604,039	56,114,424	51,653,562	51,457,189	57,758,906	43,502,561
Ending common shares outstanding	58,057,934	58,062,655	57,833,969	51,433,821	51,431,422	58,057,934	51,431,422

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$670,121	$658,623	$645,467	$628,982	$619,867	$670,121	$619,867
Tier 1 Ratio	18.64%	18.15%	17.37%	16.11%	15.46%	18.64%	15.46%
Total Capital	$715,938	$704,752	$692,630	$678,024	$670,243	$715,938	$670,243
Total Capital Ratio	19.91%	19.42%	18.64%	17.37%	16.71%	19.91%	16.71%
Total Capital in excess of minimum
requirement	$428,314	$414,434	$395,408	$365,739	$349,404	$428,314	$349,404
Total Risk-Weighted Assets	$3,595,296	$3,628,978	$3,715,280	$3,903,566	$4,010,482	$3,595,296	$4,010,482
Leverage Ratio	10.50%	9.99%	9.76%	9.24%	13.86%	10.50%	13.86%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending
assets	11.23%	10.35%	10.20%	9.76%	8.92%	11.23%	8.92%
Ending common shareholders' equity
to ending assets	11.23%	10.35%	10.20%	8.57%	7.84%	11.23%	7.84%
Ending tangible shareholders' equity
to ending tangible assets	10.38%	9.55%	9.38%	8.95%	8.16%	10.38%	8.16%
Ending tangible common shareholders'
equity to ending tangible assets	10.38%	9.55%	9.38%	7.75%	7.07%	10.38%	7.07%
Average shareholders' equity to
average assets	10.68%	10.14%	10.22%	9.57%	10.60%	10.34%	10.02%
Average common shareholders' equity
to average assets	10.68%	10.14%	9.51%	8.42%	8.86%	10.10%	8.08%
Average tangible shareholders' equity
to average tangible assets	9.86%	9.33%	9.42%	8.78%	9.39%	9.54%	8.66%
Average tangible common shareholders'
equity to average tangible assets	9.86%	9.33%	8.70%	7.62%	7.63%	9.30%	6.69%